Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S CAPITAL STOCK REGISTERED

PURUSANT TO SECTION 12 OF THE EXCHANGE ACT OF 1934

As of December 31, 2022, eXp World Holdings, Inc. (the “Company”, “we”, and “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following summary of capital stock is based on and qualified by the Company’s current Certificate of Incorporation (as amended and/or restated from time-to-time, the “Certificate of Incorporation”), current Bylaws (as amended and/or restated from time-to-time, the “Bylaws”), and applicable Delaware law. For a complete description of the terms and provisions of the Company’s capital stock, refer to the Certificate of Incorporation and the Bylaws, both of which are filed as exhibits to this Annual Report on Form 10-K.

Description of Common Stock

Authorized Capital Stock

The Company's Certificate of Incorporation authorizes the issuance of 900,000,000 shares of common stock, $0.00001 par value per share (“Common Stock”).

Fully Paid and Nonassessable

All of the outstanding shares of the Company’s Common Stock are fully paid and nonassessable.

Voting Rights

The holders of Common Stock are entitled to one vote per share on each matter submitted to a vote of shareholders, including the election of directors.

Dividend Rights

The holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property, or capital stock of the Corporation) when, as and if declared thereon by the Company’s Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Options and Other Equity Awards

Pursuant to applicable Delaware law, we are authorized to issue shares of Common Stock and options, rights, warrants and appreciation rights relating to Common Stock for the consideration and on the terms and conditions established by the Company’s Board of Directors in its sole discretion.

Other Rights and Preferences

Our Common Stock has no preemptive or other subscription rights, and there are no conversion or redemption rights with respect to such shares of Common Stock.

Anti-Takeover Provisions of the Certificate of Incorporation, Bylaws and Delaware Law

Certain provisions in our Certificate of Incorporation and Bylaws, as well as applicable Delaware law, may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our Company. Among other things:

●	applicable Delaware law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our Certificate of Incorporation provides otherwise. Our Certificate of Incorporation does not provide for cumulative voting;

●	our Certificate of Incorporation provides that special meetings of the stockholders may be called only by a resolution adopted by the affirmative vote of a majority of the total number of authorized directors. Our Certificate of Incorporation prohibits the conduct of any business at a special meeting other than as specified in the notice for such meeting. In addition, any stockholder who wishes to bring business before an annual meeting or nominate a director must comply with the requirements set forth in our Bylaws;

●	our Bylaws and Certificate of Incorporation provide that any vacancy on the Company’s Board of Directors may be filled by a person selected by the affirmative vote of a majority of the remaining directors then in office, whether or not less than a quorum, or by a sole remaining director;

●	our Certificate of Incorporation requires the affirmative vote of the holders of at least fifty-one percent (51%) of the voting power of the outstanding Common Stock to (i) adopt, amend, or repeal the Bylaws; or (ii) amend or repeal, or adopt any provision of the Certificate of Incorporation inconsistent with Articles IV, V, XI and XII of the Certificate of Incorporation.

●	our Certificate of Incorporation provides that the holders of Common Stock may take action by written consent of the stockholders not having less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present, so long as Glenn Sanford and Penny Sanford are the beneficial owners, in the aggregate, of at least a majority in voting power of all shares entitled to vote in the election of directors. As of December 31, 2022, Glenn Sanford and Penny Sanford beneficially own a majority in voting power and so the stockholders can take action by written consent.

Transfer Agent

The transfer agent and registrar for our Common Stock is Broadridge Financial Solutions, Inc.

Listing

The Company’s Common Stock is listed on The Nasdaq Stock Market LLC under the trading symbol “EXPI.”